Exhibit (r)(2)

Keating Investments, LLC (“Keating”) places high importance on the practice of high ethical standards in the Adviser-client and Employee-client relationships. Keating insists that its Advisers and other Employees act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers, employees, and fellow members. Keating also strives to maintain and improve their competence and the competence of others in the profession. Keating is proud of the values with which it conducts business. It has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions. To this end, this Code of Ethics serves to (1) emphasize Keating’s commitment to ethics and compliance with the law; (2) set forth basic standards of ethical and legal behavior; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing.  Given the variety and complexity of ethical questions that may arise in Keating’s course of business, this Code of Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, the Advisers and other Employees should remember Keating’s commitment to maintain the highest ethical standards and seek advice from supervisors, managers or other appropriate personnel to ensure that all actions taken on behalf of Keating honor this commitment.

1.	Duty to Clients

A Keating Investment Advisory Representative (“IAR”) and other Employees have a duty to exercise his authority and responsibility for the benefit of the client, to place the interests of the client first, and to refrain from having outside interests that conflict with the interests of the client.  The IAR and other Employees must avoid any circumstance that might adversely affect or appear to affect the duty of complete loyalty to his client. IARs and other Employees shall not engage in any professional conduct involving dishonesty, fraud, deceit, misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness or competence.

2.	Legal Standards

In connection with the purchase or sale, either directly or indirectly, of a security held or to be acquired, it is unlawful for any IAR and other Employees:

a.	To employ any device, scheme or artifice to defraud;
b.	To make any untrue statement of a material fact or omit a material fact which is necessary to make the statement not misleading in light of the circumstances under which they are made;
c.	To engage in any act, practice, or course of business that operates or could appear to operate as fraud or deceit; or
d.	To engage in any manipulative business practice.

3.	Conflicts of Interest

A conflict of interest exists when a person’s private interest interferes in any way with the interests of Keating or a client.  Every IAR and other Employee has a duty to disclose actual and potential conflicts of interest to their clients.  IARs, other Employees, and solicitors have a duty to report actual and potential conflicts of interest to Keating.  IARs and other Employees should not accept gifts (other than de minimis gifts) from persons or companies doing business with the Keating. Conflicts of interest may not always be clear-cut.  In the event that a questionable situation arises,  the IAR and other Employees should consult a supervisor or, if circumstances warrant, the Chief Financial Officer or Chief Compliance Officer.

4.	Use of Disclaimers

IARs and other Employees shall not attempt to limit their liability for willful misconduct or gross negligence through the use of disclaimers.

5.	Suitability

Each IAR has a fiduciary duty to recommend only those investments which are suitable for a client based upon the client’s particular situation and circumstances. Each Keating IAR shall exercise diligence and thoroughness in making investment recommendations or in taking investment actions, and shall have an adequate basis, supported by appropriate research and investigation, for such recommendations or actions. The IAR shall make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation, and shall maintain appropriate records to support the reasonableness of such recommendations or actions.

6.	Duty to Supervise

Keating has a duty to supervise the activities of persons who act on its behalf under section 203(e)(5).  To satisfy its duty to supervise, Keating must:

a.	Establish procedures that can be reasonably expected to prevent and detect violations of the law by and IAR or other Employee;
b.	Create a system of controls to assure compliance with applicable securities laws;
c.	Ensure that all IARs and other Employees fully understand Keating’s policies and procedures; and
d.	Establish a review system to ensure that Keating’s polices and procedures are effective and are being followed.

7.	Personal Securities Transactions

All personal securities transactions involving securities on Keating’s Restricted List must be reviewed and approved by the Keating’s Compliance Officer prior to execution.  All personal securities transactions involving securities not on Keating’s Restricted List must be reviewed and approved by the Keating’s Compliance Officer prior to execution, unless Keating is set up on the account to receive duplicate trade confirmations and account statements.  All Employees must periodically review their securities holdings and verify that Compliance has accurate records.  At least annually each Employee will verify in writing that the accounts and holdings they have indicated are true and accurate.  In addition, any Employee who has an investment account with an outside broker-dealer must arrange for duplicate account statements and trade confirmations to be mailed to Keating’s Compliance Department.  The statements must contain the following details:

a.	The title and type of security, ticker or CUSIP number, number of shares owned and the principal amount of each security;
b.	The nature of the transaction (i.e., purchase or sale);
c.	The name of the broker, dealer or bank with which the Employee maintains an account; and
d.	The date the account confirmation or trade confirmation are reported.

8.	Initial And Annual Holdings Reports

a.
Keating shall maintain a complete report of each IAR’s securities holdings, at the time the person becomes an IAR and at least once a year thereafter.  These holdings shall be reviewed annually and updated as necessary.

b.	Keating shall maintain a restricted stock list which will be updated and approved not less than quarterly.
c.	All IAR shall obtain Keating’s approval before investing in an initial public offering or private placement outside of Keating’s normal business practice.

9.	Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which Keating’s ethical standards are built.  All IARs and other Employees shall maintain knowledge of and comply with all applicable federal and state laws, rules, and regulations of any  the United States Government, any governmental agency, regulatory organization, licensing agency, or professional association governing the members’ professional activities.  All IAR and other Employees shall not knowingly participate or assist in any violation of such laws, rules, or regulations. Keating requires prompt internal reporting of any violations of this Code of Ethics and any violations must be reported to Keating’s Chief Compliance Officer.

10.	Recordkeeping and Acknowledgment

Keating shall provide a copy of this Code of Ethics to any client or prospective client upon request. Keating shall provide each IAR and other Employees with a copy of the Code of Ethics and any amendments.  IARs and other Employees must acknowledge, in writing, receipt of those copies. The Code of Ethics shall be kept for five years after the last effective date. IAR and other Employee acknowledgements of the Code of Ethics shall be kept for five years after the individual ceases to be an IAR or other Employee.

11.	Insider Trading

IARs and other Employees that have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct Keating’s business. All non-public information about Keating should be considered confidential information. It is always illegal to trade in Keating securities while in possession of material, non-public information.  It is also illegal to communicate or “tip” such information to others.

12.	End Notes: Compliance Procedures

All Keating IARs and other Employees must work together to ensure prompt and consistent action against violations of this Code of Ethics. In some situations, however, it is difficult to know if a violation has occurred. Employees are required to report any violation of the Keating Code of Ethics to the Chief Compliance Officer as soon as a violation is detected.  Because Keating cannot anticipate every situation that may arise, it is important that Keating, IARs, and other Employees have a way to approach a new question or problem. Steps to keep in mind include:

a.	Make sure all material facts have been gathered. In order to reach the right solutions, we must be as informed as possible.
b.	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? Use your judgment and common sense. If something seems unethical or improper, it probably is.
c.	Clarify your responsibility and role. In most situations, the responsibility is shared. Are your colleagues informed? It may help to get others involved and discuss the problem.
d.
Discuss the problem with your supervisor or the Chief Compliance Officer. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the questions, and he will appreciate being consulted as part of the decision-making process.

e.
Seek help from Keating resources. In rare cases where it would be inappropriate or uncomfortable to discuss an issue with your supervisor, or where you believe your supervisor has given you an inappropriate answer, discuss it locally with your office manager or Chief Compliance Officer.

f.
You may report ethical violations in confidence without fear of retaliation.  If the situation requires your identity to be kept secret, your anonymity will be protected to the maximum extent consistent with Keating’s legal obligations.  Keating, in all circumstances, prohibits retaliation of any kind against those who report ethical violations in good faith.

g.	Ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

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